EXHIBIT 99.1
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Dan Berthiaume
Adobe
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FOR IMMEDIATE RELEASE

Adobe Names Leeny Oberg and Dheeraj Pandey to its Board of Directors
Adobe Board Directors Edward Barnholt and Robert Burgess to Retire in April
SAN JOSE, Calif. - Jan. 24, 2019 - Adobe (Nasdaq:ADBE) today announced the appointments of Leeny Oberg and Dheeraj Pandey to its board of directors, effective Jan. 22, 2019. In addition, current board directors Edward “Ned” Barnholt and Robert “Rob” Burgess have each announced their intent to retire and step down from the Adobe board, effective at the end of their respective terms in April. Barnholt is the retired chairman, president and CEO of Agilent Technologies and served as the chair of the Adobe board’s nominating and governance committee for over a decade. Burgess is the former chairman and CEO of Macromedia, Inc. Both joined the Adobe board in 2005, a tenure that includes Adobe’s transformative shift to a cloud-based subscription model, expansion into new markets, including digital experiences, and growth of Adobe revenue to more than $9 billion annually.
“I want to thank Ned and Rob for their leadership and trusted counsel during a phenomenal period of growth for Adobe. We are a stronger company today because of their contributions,” said Shantanu Narayen, chairman, president and CEO, Adobe.
Oberg has served as the CFO of Marriott International since 2016. Prior to that role, she was the CFO for The Ritz-Carlton Hotel Company, a wholly-owned subsidiary of Marriott, where she contributed significantly to the brand’s performance, growth and organizational effectiveness. Oberg has held a range of financial leadership positions with Marriott since first joining the company in 1999, including an assignment in London as senior vice president, International Project Finance and Asset Management for Marriott in EMEA. Her experience also includes financial leadership roles at Sodexo (previously Sodexo Marriott Services), Sallie Mae, Goldman Sachs and Chase Manhattan Bank. Oberg earned a degree in Commerce from the University of Virginia, McIntyre School of Business and an M.B.A. from the Stanford University Graduate School of Business.
Pandey is the founder, CEO and chairman of Nutanix (Nasdaq:NTNX), a global leader in enterprise cloud software and hyperconverged infrastructure solutions. Prior to founding Nutanix, Pandey was the vice president of engineering at Aster Data (now Teradata), where he helped build and lead its product and engineering teams. His technology and enterprise software experience also includes engineering and leadership roles at Oracle Corporation, Zambeel, Inc., and Trilogy Software, Inc. Pandey has been recognized with several prestigious industry awards including Dell’s Founders 50 and the E&Y Entrepreneur of the Year, Silicon Valley. Pandey holds a degree in Computer Science from the Indian Institute of Technology, Kanpur, and an M.S. in Computer Science from the University of Texas at Austin. He was a Graduate Fellow of Computer Science in the University of Texas at Austin Ph.D. program.
“Leeny and Dheeraj are welcome additions to Adobe’s board. Their expertise and leadership will be invaluable as Adobe continues to empower more people to create, and as we broaden our appeal to the enterprise and reimagine the digital experiences we deliver to customers,” said Narayen.
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